EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:
     Michael O. Moore
     Executive Vice President
     Chief Financial Officer
     704-551-7201

CATO REPORTS ELECTION OF NEW BOARD MEMBERS

Charlotte, NC (February 28, 2005) The Cato Corporation (NYSE: CTR) reported that the Board of Directors elected Mr. William H. Grigg and Mr. D. Harding Stowe to fill vacancies on the Board.

Mr. Grigg is Chairman Emeritus (Retired) of Duke Energy Corporation where he held positions including Chairman, President and Chief Executive Officer, Vice Chairman, Chief Financial Officer, and General Counsel over a 35 year career. Mr. Grigg currently serves on the board of Associated Electric and Gas Insurers, Ltd. And has served on the boards of Nations Funds Group, Shaw Group, Inc., and Coltec Industries, Inc.

Mr. Stowe is President and Chief Executive Officer of R.L. Stowe Mills, Inc. Mr. Stowe currently serves on the board of the National Council of Textile Organizations, the National Cotton Council, The Foundation of the University of North Carolina at Charlotte, Inc., and the Board of Advisors of Belmont Abbey

College. Mr. Stowe also serves by appointment of the Bush Administration on the United States Manufacturing Council.

“We are pleased to welcome both Bill and Harding to our Board of Directors,” said John Cato, Chairman of the Board, President and CEO. “They bring experience and knowledge that will make them valuable additions.”

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company primarily offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of January 29, 2005, the Company operated 1,177 stores in 29 states. Additional information on The Cato Corporation is available at www.catocorp.com.

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